Exhibit 4.38

Asset Sale and Purchase Agreement for Shanghai Renren Finance
Leasing Asset-Backed Special Plan

by:

Shanghai Renren Finance Leasing Co., Ltd.

as the Seller and Originator

and

Xinyuan Asset Management Co., Ltd.

as the Purchaser and the Plan Manager

Beijing, China

January 26, 2016

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Asset Sale and Purchase Agreement

for

Shanghai Renren Leasing Asset-Backed Special Plan

This Asset Sale and Purchase Agreement for Shanghai Renren Leasing Asset-Backed Special Plan (hereinafter referred to as this Agreement) is made and entered into by and between the following parties on January 26, 2016 in the         (city):

Shanghai Renren Finance Leasing Co., Ltd. (hereinafter referred to as the Seller or Renren Leasing)

Address: Suite 340, Building 7, No.328, Jiajian Road, Jiading district, Shanghai

Zip Code: 201822

Legal representative: Chen Joseph

And

Xinyuan Asset Management Co., Ltd. (hereinafter referred to as the Purchaser or Xinyuan Asset)

as the manager of the Special Plan

Address: No.121, Zhongshan North First Road, Hongkou District, Shanghai

Zip Code: 200083

Legal representative: Shu Xin’nong

It is hereby agreed as follows:

Article 1     Definition and Interpretation

1.1	Definition

1.1.1	The definitions of those terms or abbreviations not defined in this Agreement are identical to the definitions thereof made in the Standardized Terms and Conditions or other Special Plan documents.

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1.1.2	The terms or abbreviations defined in this Agreement have the same meaning as in other Special Plan documents, unless otherwise defined in other Special Plan documents.

Article 2     Sale and Purchase of Basic Assets

2.1	Sale and Purchase of Basic Assets

2.1.1	The Seller agrees to sell and transfer the Basic Assets to the Purchaser based on the terms and conditions stipulated in this Agreement, and the Purchaser agrees to purchase and acquire the Basic Assets based on the terms and conditions stipulated in this Agreement.

2.1.2	After the Special Plan is successfully established or revolving purchase is made, on the date when the Purchaser pays the Seller the whole price of the relevant Basic Assets pursuant to Article 2.3 or Article 2.4 of this Agreement, the Seller is to transfer to the Purchaser from the Basic Date (inclusive of this date): (1) All the present and future, and existing and potential title to and rights and interests pertaining to the following assets (namely, the Basic Assets); (2) all proceeds arising from the Basic Assets that have come due or will come due; (3) all sums arising from settlement and collection, sale, or disposal in other methods; (4) the rights to demand, lodge lawsuit for, collect, and accept all the payables related to the Basic Assets; (5) the warranted interests related to the Basic Assets, all the rights to enforce the Basic Assets and legal remedy:

(i)	All the creditors’ rights the Seller has against the relevant Lessees under the relevant leasing contracts, including the unpaid balance of principal, interests, penalty, damages and other sums payable by the Lessee to the Originator pursuant to the leasing contract that exist as of the Basic Date;

(ii)	All the security interest pertaining to the collateral for all the creditor’s rights set forth in the item 2.1.2(i).

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On the basis of the representations, warranties and promises made by the Seller in Article 5 and Article 7.1 hereof, the Purchaser accepts the above transfer, and the Purchaser agrees to (1) bear all risks in the Basic Assets and have all the proceeds arising from the Basic Assets in accordance with this Agreement and applicable laws of China, and (2) pay the price for the Basic Assets pursuant to Article 2.3 or Article 2.4 hereof.

2.1.3	Subject to the provisions made in the above Article 2.1.2, the Seller shall, on the Establishment Date of the Special Plan and Revolving Purchase Date, transfer to the Purchaser the title and the related rights and interests pertaining to the Basic Asset Documents, and the Basic Asset Documents shall be deemed as delivered to the asset service agency representing the Purchaser on the Establishment Date of the Special Plan and the Revolving Purchase Date. From the Establishment Date of the Special Plan and the Revolving Purchase Date to the date on which the Seller ceases operating as an asset service organization, the Basic Asset Documents are to be kept by the asset service agency representing the Purchaser.

2.1.4	The Seller and the Purchaser agree as follows: under the condition that the Purchaser pays price of the Basic Assets to the Seller pursuant to Article 2.3 and Article 2.4 hereof, the transfer of the Basic Assets completed under Article 2.1 constitutes the absolute waiver of the title to the Basic Assets by the Seller, and the title has been transferred to the Purchaser for the benefit of the holder of the securities supported by assets in accordance with this Agreement and the applicable laws of China, and from the Establishment Date of the Special Plan and the Revolving Purchase Date, the Purchaser may have and exercise all the rights to the relevant Basic Assets set forth in the Article 2.1.2.

2.2	Right Perfection Measures

2.2.1	Right Perfection Events

The Right Perfection Events refers to the following events:

(a)	Any Asset Service Agency Dismissal Event occurs, and the agency is dismissed therefore;

(b)	Any Insolvency Event related to the Originator occurs;

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(c)	Any Lessee fails to perform any obligations under the relevant leasing contract, and therefore it is necessary to initiate a lawsuit or arbitration against the Lessee, or the guarantor (if any) fails to perform its guarantee obligations, and therefore it is necessary to initiate a lawsuit or arbitration against the guarantor.

2.2.2	Right Perfection Measures

2.2.2.1	The Right Perfection Measures taken by the Seller

(1) Within five business days of the occurrence of any Right Perfection Events, the Seller shall send a Right Perfection Notification (for the form, see Schedule II hereto) to the relevant Lessee and guarantor (in the event of occurrence of the event listed in the (a) or (b) of Article 2.2.1, the Lessee and the guarantor under the Basic Assets related to the asset service agency and the Originator; in the event of occurrence of the event listed in the (c) of Article 2.2.1, the Lessee and the guarantor under the Basic Assets involved in the lawsuit or arbitration), so as to notify the above-mentioned parties of the transfer of the Basic Assets, and assist the Purchaser to handle the formalities necessary for title transfer or change (if any).

(2) Within five business days of the occurrence of any Right Perfection Events listed in the (a) or (b) of Article 2.2.1, the Seller shall order the relevant parties to remit the rent or other sums within the scope of the Special Plan Assets directly to the Special Plan Account in the Right Perfection Notification, in addition to the contents provided in Article 2.2.2.1 (1).

(3) Within 30 days of the occurrence of any Right Perfection Events listed in the (a) or (b) of Article 2.2.1, the Seller has the obligation to assist the Plan Manager to transfer the title of the Basic Assets to this Special Plan.

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2.2.2.2	The Right Perfection Measures taken by the Purchaser

(1) The Seller shall, on or before the Establishment Date of Special Plan, issue the Authorization (for the form, see the Schedule III hereto) to the Purchaser, which must authorize the Purchaser to perform the notifying obligations on behalf of and in the name of the Seller when any Right Perfection Events occur and the Seller fails to the perform the notifying obligations stipulated in Article 2.2.2.1 hereof.

(2) If the Seller fails to perform the notifying obligations, the Purchaser shall, within 10 business days of the date on which the Right Perfection Notification should have been sent as stipulated in Article 2.2.2.1 hereof, send the Right Perfection Notification to the relevant Lessee and guarantor and send a copy of the notification to the Seller.

2.2.3	Expenses of Right Perfection Measures

All the expenses arising from the Right Perfection Measures taken by the Seller as stipulated in Article 2.2.2 hereof are to be borne by the Seller; the expenses of sending the Right Perfection Notification by the Plan Manager on entrustment as stipulated herein may be advanced by the Plan Manager with the funds from the Special Plan Assets, and the Plan Manager may claim the recovery of such funds from the Seller.

2.3	Purchase of the Initial Basic Assets

2.3.1	Price of the Initial Basic Assets

If the preconditions set forth in Article 4.2 hereof are satisfied, the Purchaser shall pay the price of the Initial Basic Assets to the Seller on the Establishment Date of the Special Plan, and the price of the Initial Basic Assets as of the Establishment Date of the Special Plan is RMB299,837,400.00 (SAY TWO HUNDRED AND NINTY NINE MILLION EIGHT HUNDRED AND THIRTY SEVERN THOUSAND FOUR HUNDRED YUAN ONLY).

2.3.2	Payment for Purchase Price of Initial Basic Assets

2.3.2.1	The Purchaser shall, on the Establishment Date of Special Plan, instruct the Trusted Bank to transfer the price stipulated in Article 2.3.1 hereof in a lump sum to the bank account designated by the Seller in writing. Any bank charges related to the transfer of the funds are to be borne by the Purchaser.

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2.3.2.2	Unless otherwise stipulated herein, the payment by the Purchaser on the Establishment Date of Special Plan pursuant to Article 2.3 hereof is not subject to any withholding or offsetting of any nature, any limitation or conditions, or any withholding of taxes.

2.3.2.3	For the purpose of Article 2.3.2, once the account bank designated by the Seller receives the amount payable by the Purchaser under Article 2.3 hereof, the Purchaser is deemed as having performed the payment obligations stipulated in Article 2.3.2.1.

2.3.3	Transaction Closing Method of Initial Basic Assets

For the Basic Assets listed in the Schedule I hereto, while the Purchaser pays the price to the Seller pursuant to Article 2.3.2 hereof, the Seller and the Purchaser shall execute the Transaction Closing Confirmation (for the form, see the Schedule IV hereto). Upon the execution of the Transaction Closing Confirmation, the transaction of the transfer of the Basic Assets between the two parties is deemed as closed. The Transaction Closing Confirmation comes into force upon being signed and (or) sealed with personal chops and company chops by the legal representatives of each party or authorized representatives thereof, and have binding force upon the Seller and the Purchaser.

2.4	Arrangement for Revolving Purchase

2.4.1	Within the Revolving Period, the Purchaser may revolvingly purchase the Basic Assets from the Seller at the price no higher than the principal of the leasing contract. After the expiration of the revolving period, the Purchaser is not to purchase new Basic Assets from the Originator of the Seller.

2.4.2	Procedures of Revolving Purchase

Within the Revolving Period, the Plan Manager may revolvingly purchase new Basic Assets from the Originator with the Special Plan Funds at the price no higher than the principal of the leasing contract.

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On every Revolving Day within the Revolving Period, the Plan Manager shall, before 15:00 of every Revolving Day, authorize an asset service agency to purchase Basic Assets from the Originator, pursuant to the Asset Sale and Purchase Agreement, Service Agreement, and the Supervision Agreement; the asset service agency shall transfer the funds from the supervision account to the account designated by the Originator for purchase of Basic Assets.

The Originator shall, within five business days of the current Revolving Purchase Day, deliver to the Plan Manager the information related to the Basic Assets purchased on the current Revolving Purchase Day.

When the Plan Manager is to purchase new Basic Assets on the Revolving Purchase Day, the Plan Manager shall ensure that the Special Plan Fund will not be insufficient for paying the proceeds and (or) principal that must be distributed with respect to the current Priority Asset-Backed Securities as determined in Article 13 of the Standardized Terms and Conditions because of paying the price of the revolving purchase.

After the expiration of the Revolving Period, the Plan Manager will not purchase new Basic Assets from the Originator.

2.4.3	Transaction Closing Method of Revolvingly Purchased Basic Assets

With respect to the Basic Assets revolvingly purchased by the Purchaser from the Seller, the Seller and the Purchaser shall execute the Transaction Closing Confirmation (for the form, see the Schedule IV hereto). Upon the execution of the Transaction Closing Confirmation, the transaction of the transfer of the revolvingly purchased Basic Assets between the two parties is deemed as closed. The Transaction Closing Confirmation comes into force upon being signed and (or) sealed with personal chops and company chops by the legal representatives of each party or authorized representatives thereof, and have binding force upon the Seller and the Purchaser.

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Article 3     Redemption of Assets

3.1	Redemption of Assets

3.1.1	If, during the existence period of the Special Plan, the Purchaser or the asset service agency finds any unqualified Basic Assets, it shall forthwith notify in writing the Seller thereof, and the Seller shall redeem the unqualified Basic Assets from the Purchaser pursuant to Article 3.1.2.

3.1.2	If, in one Collection Period of Receivables, the Purchaser makes written requests for redemption of unqualified Basic Assets or the Seller requests redemption pursuant to this Article and the Purchaser agrees, the asset service agency shall propose the price of redeeming the relevant Basic Assets pursuant to Article 3.1.4 hereof at the end of the relevant redemption calculation-commencement date, for the written confirmation by the Purchaser, and shall make explanation on the Report by Asset Service Agency for the current term. The Seller shall, within two business days of the confirmation of the redemption price by the Purchaser, pay the total redemption price of the assets to be redeemed to the Special Plan Account. Upon the payment by the Seller of the redemption price, the Seller will not bear any responsibility.

3.1.3	The Purchaser shall take the following actions on the very date of receiving the redemption price, at the expense of the Seller: (i) to transfer to the Seller all the (present and future, existing and potential) rights, title, interests and proceeds the Purchaser has with respect to the relevant Basic Assets and the Basic Asset Documents; (ii) the relevant Basic Asset Documents must be or be deemed as delivered by the asset service agency representing the Purchaser to the Seller; (iii) to transfer to the Seller all the amount (if any) collected in the period from the redemption calculation-commencement date (exclusive) to the date on which the Purchaser receives the amount of redemption price; (iv) to assist the Seller to handle all the registration of change (if any) and notification procedures the Seller considers necessary.

3.1.4	The redemption price of the unqualified assets is equal to the total of the following items as of the 24:00 of the redemption calculation-commencement date: (1) the unpaid balance of principal of such unqualified Basic Assets; (2) all the written-off principal of the relevant Basic Assets as of the relevant redemption calculation-commencement date; and (3) all the payable but unpaid interest of the unpaid balance of the principal of such unqualified Basic Assets for the period from the Benchmark Date to the relevant redemption calculation-commencement date, and the payable but unpaid interest of the written-off principal for the period from the Benchmark Date to the relevant calculation-commencement date.

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3.1.5	All the collected amount arising from the unqualified Basic Assets in the period from the date of finding of such unqualified Basic Assets (inclusive) to the redemption calculation-commencement date must be taken as the Special Plan Assets and must be transferred to the Special Plan Account.

3.2	Effect of Redemption of Assets

After the Seller redeems the unqualified Basic Assets and pays the redemption price pursuant to Article 3.1 hereof, such unqualified Basic Assets will no longer be taken as the Special Plan Assets, and the Seller will no longer bear any responsibility to the Purchaser for such unqualified Basic Assets.

Article 4     Preconditions

4.1	Preconditions for the Seller’s Obligations

The satisfaction of the following conditions on or before the Establishment Date of Special Plan is the prerequisite for the Seller to perform its obligations under this Agreement, unless the Seller waives relevant conditions in writing:

4.1.1	The Purchaser has executed and delivered this Agreement and other relevant Special Plan documents.

4.1.2	The Purchaser has received or obtained all the consent, approval and authorization necessary for its performance of obligations stipulated in this Agreement and other relevant Special Plan documents, including without limitation, the approval or opinion of no objection to this Special Plan made by China Securities Regulatory Commission and the internal authorization documents signed by the Purchaser with respect to this Agreement (if involved).

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4.1.3	The Seller has received the copies of the latest permit for operating securities business, business license and the bylaws of the company from the Purchaser.

4.2	Preconditions for the Purchaser’s Obligations

The satisfaction of the following conditions on or before the Establishment Date of Special Plan (or the specified date below) is the prerequisite for the performance by the Purchaser of its obligations stipulated in this Agreement (including, without limitation, paying the Seller the price of the Basic Assets on the Establishment Date of Special Plan or the Revolving Purchase Date), unless the Purchaser waives relevant conditions in writing:

4.2.1	The Seller has executed and delivered this Agreement and other relevant Special Plan documents to the Purchaser.

4.2.2	The Seller has delivered the Basic Asset documents to the Purchaser and presented the full list of Basic Assets (see Schedule I hereto) on or before the Establishment Date of Special Plan and Revolving Purchase Date.

4.2.3	The Purchaser has received the copies of the latest business license and the bylaws of the company from the Seller.

4.2.4	The Seller has received or obtained all approval, consent and authorization necessary for performance of all its obligations under this Agreement, including without limitation, the Seller’s internal authorization documents such as the copies of the resolution of its board of directors on execution and performance of this Agreement by the Seller.

4.2.5	The Special Plan is established by meeting the requirements set forth in the Article 4 of the Standardized Terms and Conditions.

4.2.6	By the date on which the Purchaser pays the purchase price to the Seller, the Seller has not breached its representations or warranties made in this Agreement or in other Special Plan documents.

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Article 5     Seller’s Representations and Warranties

5.1	Seller’s Representations and Warranties Concerning Seller Itself

For the benefit of the Purchaser, the Seller makes the following representations and warranties on itself to the Purchaser, and the following representations and warranties are true and authentic in substantive respects as of the signing date of this Agreement, the Establishment Date of the Special Plan, and the Revolving Purchase Date:

5.1.1	Existence

The Seller is a limited liability company lawfully incorporated and validly existing in accordance with the laws of China, and has the right and authorization to own its assets and continue operation of existing business.

5.1.2	Power, Authorization and Non-illegality

The Seller represents that the execution, delivery and performance of this Agreement by it, and the execution, delivery and performance of any other agreements, warranties and documents related to this Agreement to which the Seller is a party are within the scope of the operating power of its company and all internal authorizations necessary therefor have been obtained; and in addition, (i) the above-mentioned actions do not violate, conflict with or go counter to any laws of China, judgement, decision, order or governmental regulations applicable to the Seller; (ii) the above-mentioned actions do not breach or render the Seller in breach of or conflict with its organizational documents or business license; (iii) the above-mentioned actions do not breach, result in breach of, or conflict with any provisions or stipulations made in any agreement or document executed by the Seller or the Seller shall observe; (iv) the above-mentioned actions do not lead to any security interest on or other claim against the Seller’s assets or capital or therefore seriously affect the Seller’s ability to perform this Agreement.

5.1.3	Governmental examination and approval and permit

For the execution, delivery and performance of this Agreement by the Seller, and the execution, delivery and performance by the Seller of the other agreements, warranties and documents related to this Agreement to which the Seller is a party, the Seller has obtained all governmental approvals, permits or registrations as required by the laws of China.

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5.1.4	Enforceability and Defense

(i) This Agreement is executed and delivered officially by the Seller, and is lawful, valid and binding upon the Seller; application may be made for enforcement against the Seller in accordance with the provisions hereof, except that the enforcement will affect other general creditors’ interest when the Seller becomes bankrupt or insolvent, or is restructured, liquidated or settled. (ii) The transfer of the Basic Assets by the Seller under this Agreement constitutes the legitimate and valid sale and transfer of the Basic Assets, and the Purchaser may defend against any other creditors in accordance with this Agreement.

5.1.5	Lawsuit against Seller

There is no judgement, order or ruling against the Seller that may, individually or collectively, have substantial adverse effect upon the Seller’s capability to perform this Agreement or the Basic Assets; there is no pending, potential or reasonably foreseeable litigation, arbitration, administrative proceeding or other legal proceeding lodged to any court, arbitration commission or administrative authority that may, individually or collectively, have substantial adverse effect upon the Seller’s ability to perform this Agreement or the Basic Assets.

5.1.6	Solvency

The Seller is solvent, and in a reasonably foreseeable future period, the Seller will not become insolvent due to the transfer of the Basic Assets, or any other transaction stipulated in this Agreement or other Special Plan documents; the Seller has not taken any action to, no adverse action is taken against the Seller and no legal proceeding is initiated or is to be initiated to, dissolve the Seller or appoint a manager, receiver, liquidator or other similar organizations for the whole or part of the Seller’s assets; the Seller is solvent and is able to repay any of its liabilities, and the Seller will not delay the repayment of any liabilities involving no disputes (including without limitation, lawsuit and arbitration).

5.1.7	Financial Reports

The audited financial report for the latest fiscal year presented by the Seller can precisely reflect the financial conditions of the Seller in the reported term, and since the issue of such financial report, there is no major adverse change.

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5.1.8	Taxation

The Seller shall timely pay taxes and other lawful governmental charges to be borne by the Seller under this Agreement.

5.1.9	Authenticity of Disclosed Information

All the financial statements, documents, records, reports, agreements and other information presented by the Seller to the Purchaser under this Agreement are true and authentic as of the signing date of this Agreement, and are free from any fraudulent, misguiding representation, major mistake or omission. The relevant financial statements are made in accordance with the accounting principles generally adopted in China.

5.1.10	Illegal Actions

There are no illegal actions by the Seller that may, individually or collectively, have substantial adverse effect upon its business operations, financial conditions or its ability to perform the Special Plan documents.

5.2	Seller’s Basic Assets

For the benefit of the Purchaser, the Seller makes the following representations and warranties on the relevant Basic Assets to the Purchaser, and the following representations and warranties are true and authentic in substantive respects as of the signing date of this Agreement, the Benchmark Date, the Establishment Date of the Special Plan (applicable to the Basic Assets purchased on the Establishment Date of the Special Plan), and the Revolving Purchase Date (applicable to the Basic Assets purchased on the very Revolving Purchase Date):

5.2.1	Standards of Basic Assets

The Seller warrants that the Basic Assets are in conformity with the qualifying standards on the relevant Benchmark Date, the Establishment Date of the Special Plan, and Revolving Purchase Date.

5.2.2	Preciseness of Basic Asset Information

The information about the Basic Assets disclosed by the Seller to the Purchaser under this Agreement is authentic, precise and complete in any material respects. The Seller does not know any change, development or event that may render any information provided in this Agreement or other Basic Asset documents untrue or misguiding.

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5.2.3	Legality

The Basic Assets transferred by the Seller are lawful and valid, and do not conflict with the laws of China; the Seller’s right to claim the Basic Assets is entire and lawful and may not be cancelled or declared invalid.

5.2.4	Seller’s Right of Transfer

The Seller is the only party who has the right to claim the creditor’s right under the leasing contracts, and has the lawful and enforceable right to claim the related security interest. According to the laws of China, the Seller has the full right to transfer, sell and hand over the Basic Assets; there is no restriction on the transaction of the Basic Assets; it is unnecessary to obtain the consent of the Lessee or any other parties; the Basic Assets (or any part thereof) are not purchased by the Seller as a part of asset portfolio.

5.2.5	No Pledge, Security or Encumbrance

(i) Before the transfer of the Basic Assets, the Seller has never transferred the Basic Assets to any third party, and the Basic Assets (or any part of the Basic Assets) are free from any encumbrance, pledge, mortgage, lien, offsetting or any other valid claim by any third party; there is no dispute, litigation, arbitration or any other administrative or judicial enforcement measures against the Basic Assets; there is no any third party who claims the Basic Assets; (ii) The Purchaser will acquire the full rights pertaining to the Basic Assets, and after the transfer, the Basic Assets will be free from any encumbrance, pledge, mortgage, lien and offsetting (except legal offsetting) or any other valid claim by any third party against the Basic Assets.

5.2.6	Inheritance of Rights

After the transfer of the Basic Assets, the Purchaser will become the only creditor against the debtor under the Basic Assets, and will own the lawful and enforceable demand right against the relevant security interest after completing the necessary registration of change or transfer (if applicable); and such right is sufficient to defend against all third parties except the Lessee and the guarantor; notifying the Lessee and the guarantor with the transfer of the Basic Assets pursuant to Article 2.2 hereof is sufficient to defend against the Leasee and the guarantor.

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5.2.7	No Infringement Upon Creditor’s Interests

The transfer of the Basic Assets by the Seller to the Purchaser under this Agreement does not infringe upon the interest of any creditor of the Seller.

5.2.8	No Material Change

No major adverse change occurs to the collectability of the relevant rent stipulated in the leasing contracts by the signing date of this Agreement.

5.2.9	Enforceability

The Basic Asset Documents (including without limitation, the leasing contracts and guaranty contracts) constitute the lawful and valid obligations binding upon the Lessees and guarantors; if any Lessee or guarantor defaults, the Purchaser may apply for enforcement against the Lessee and guarantor pursuant to the relevant clauses of the Basic Asset Documents.

5.2.10	Default

Before the Establishment Date of Special Plan or Revolving Purchase Date, there is no condition that is not in conformity with the qualifying standards of Basic Assets, and there is no default by the Seller or other action that may be deemed as continued default by the Lessee under the leasing contract.

5.2.11	Defense by Lessee

All prerequisites for the performance by the Lessee of its obligations under the leasing contract have been satisfied, and the valid right (if any) of the Lessee to defend against the payment of rent to the Seller under the leasing contract will not have any material adverse effect upon Basic Assets.

5.2.12	Bankruptcy

As of the Establishment Date of Special Plan and the Revolving Purchase Date, none of the Basic Assets that has become the subject matter of any case of bankruptcy, restructuring, settlement or similar proceedings, and there is no Lessee in the leasing contract who has become the subject of any case of bankruptcy, restructuring, settlement or similar proceedings.

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5.2.13	Option

Except as stipulated in the leasing contracts, the Seller has never granted or agreed to grant any option with respect to the whole or any part of the Basic Assets or related rights or interests that may have material adverse effect upon the collectability of the Basic Assets (except the option stipulated in the leasing contract the payment for which has been made in advance).

5.2.14	In order to ensure that any documents related to the Basic Assets are valid, enforceable or acceptable as evidence, it is unnecessary to obtain any other approval, permit, authorization, registration, record or filing by government or to handle other formalities with government, except the obtained, or the existing and valid approval, permit, authorization, registration, record, or filing by the government.

5.2.15	Before the Establishment Date and the Revolving Purchase Date, the Seller holds all documents that are related to the Basic Assets, or necessary for providing proper and valid services for and execution of the Basic Assets.

5.2.16	When or Before the Basic Assets are transferred to the Purchaser, the Seller has no intentional action or gross negligence that is harmful to the lawful rights and interests of the Purchaser to the Basic Assets.

Article 6     Purchaser’s Representations and Warranties

6.1	Purchaser’s Representations and Warranties Concerning Purchaser Itself

The Purchaser makes the following representations and warranties on itself to the Seller, and the following representations and warranties are true and authentic in substantive respects as of the signing date of this Agreement, the Establishment Date of the Special Plan, and the Revolving Purchase Date:

6.1.1	Existence

The Purchaser is a limited liability company lawfully incorporated and validly existing in accordance with the laws of China, and has the right and authorization to own its assets and continue operation of existing business.

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6.1.2	Power, Authorization and Non-illegality

The Purchaser represents that the execution, delivery and performance of this Agreement by it, and the execution, delivery and performance of any other agreements, warranties and documents related to this Agreement to which the Purchaser is a party are within the scope of the operating power of its company and all internal authorizations necessary therefor have been obtained; and in addition, (i) the above-mentioned actions do not violate, conflict with or go counter to any laws of China, judgement, decision, order or governmental regulations applicable to the Purchaser; (ii) the above-mentioned actions do not breach or render the Purchaser in breach of or conflict with its organizational documents or business license; (iii) the above-mentioned actions do not breach, result in breach of or conflict with any provisions or stipulations made in any agreement or document executed by the Purchaser or the Purchaser shall observe; (iv) the above-mentioned actions do not lead to any security interest on or other claim against the Purchaser’s assets or capital or therefore seriously affect the Purchaser’s ability to perform this Agreement.

6.1.3	Governmental examination and approval and permit

For the execution, delivery and performance of this Agreement by the Purchaser, and the execution, delivery and performance by the Purchaser of the other agreements, warranties and documents related to this Agreement to which the Purchaser is a party, the Purchaser has obtained all governmental approval, permit or registration as required by the laws of China.

6.1.4	Lawsuit against Purchaser

There is no judgement, order or ruling against the Purchaser that may, individually or collectively, have substantial adverse effect upon the Purchaser’s capability to perform this Agreement or the Basic Assets; there is no pending, potential or reasonably foreseeable litigation, arbitration, administrative proceeding or other legal proceeding lodged to any court, arbitration commission or administrative organ that may, individually or collectively, have substantial adverse effect upon the Purchaser’s ability to perform this Agreement or the Basic Assets.

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6.1.5	Enforceability

This Agreement is executed and delivered officially by the Purchaser, and is lawful, valid and binding upon the Purchaser; application may be made for enforcement against the Purchaser in accordance with the provisions hereof.

6.1.6	Illegal Actions

There are no illegal actions by the Purchaser that may, individually or collectively, have substantial adverse effect upon its business operations or financial conditions.

6.2	Purchaser’s Representations and Warranties Concerning the Special Plan

The Purchaser makes the following representations and warranties with respect to the Special Plan to the Seller, and the following representations and warranties are true and authentic in all material respects as of the signing date of this Agreement (except otherwise stipulated below) and the Establishment Date of the Special Plan:

6.2.1	Establishment and Right to Receive

The Purchaser has obtained the qualification of doing securitization business. By the Establishment Date, the Purchaser has obtained the approval or no-objection opinion of China Securities Regulatory Commission with respect to the establishment of the Special Plan, and the Purchaser has agreed to act as the Plan Manager of the Special Plan.

6.2.2	Independence

The Purchaser is to carry out respective management of the Special Plan Assets including the Basic Assets, and the Purchaser warrants that the Special Plan Assets are independent from the Purchaser’s existing assets and other assets managed by the Purchaser on entrustment.

6.2.3	Disclosure of Information

The information and materials that the Purchaser shall provide or disclose to the Seller with respect to the Special Plan are precise and authentic as of the signing date of this Agreement.

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6.2.4	No-conflict

The Special Plan documents executed by the Purchaser as the Plan Manager for the purpose of establishment and management of the Special Plan, (including, without limitation, the provisions made in Trusteeship Agreement, the Standardized Terms and Conditions and the Subscription Agreement) do not conflict with the provisions of this Agreement; if there is any conflict between the Special Plan documents and this Agreement, the Purchaser agrees that the principles determined in this Agreement shall apply.

Article 7     The Seller and the Purchaser's Undertakings

7.1	Seller's Undertakings

During the term of this Agreement, the Seller agrees and undertakes to:

7.1.1	Good Standing of the Company The Seller shall perform the procedures and formalities as necessary to keep the Company legally existing under Chinese law, and continue to maintain the business license, franchise or other privileges which are capable of affecting the Purchaser's interests under this Agreement, the Basic Assets or the Seller's ability to perform its obligations under this Agreement.

7.1.2	Legitimate Operation The Seller shall comply with all Chinese laws that are binding on, and any breach of which would have a material adverse effect to all of its business operations, assets, and all contracts signed by it.

7.1.3	Continuing Performance The Seller shall continue to perform as the Leaseor, in a full, complete and timely manner, the obligations under the Lease Contract, and may not forgo or delay in exercising its rights under the Lease Contract to ensure that the Agreement is not subject to any rescission, termination, or the Basic Assets hereunder will not be destroyed or subject to any material damage or unprotected by law.

7.1.4	No Repetitive Transfer The Seller shall not transfer the Basic Asset to any third party in any form after the Seller transfers the Basic Asset to the Purchaser under this Agreement.

7.1.5	Remedies for Transaction Defects. The Seller shall use all lawful and reasonable means and methods to remedy any flaw or defect of the Basic Assets that may affect the transaction contemplated hereunder in order to facilitate the smooth and lawful progressing of the transaction.

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7.1.6	Identification of Recoveries If the Seller and the Purchaser have the same claim against the same Leasee and such claim of the Seller is wholly or partially due before the delivery of a Notice of Right Perfection, the Seller agrees that any payment made by the Lessee to the Seller shall be applied toward discharging the rent and/or other payments under the Lease Contract between Renren Leasing and the Lessee in the order of the expiry dates of the same, unless such payment can be identified clearly as to have been made in connection with a claim held by the Seller or the Purchaser under the Lease Contract.

7.1.7	Notice to Purchaser Starting from the Establishment Date of Special Plan or the Revolving Purchase Date, the Seller shall notify the Purchaser in writing within 3 business days upon confirming or having the knowledge of the following: (i) breach by the Seller or the Lessee of the statements, guarantees, or undertakings under the Lease Contract; (ii) material punishment imposed on the Seller or the Lessee by competent regulatory authority; (iii) removal of any asset service agency; (iv) occurrence of any Right Perfection Events; and (v) occurrence of any other event that has a material adverse effect on this Agreement and the Basic Assets.

7.1.8	Supply of Basic Asset Related Documents for the Benefit of the Purchaser. Upon the reasonable request of the purchaser, the Seller shall immediately sign, seal and deliver to the Purchaser the necessary documents required by the Purchaser to further prove that the Basic Asset has been transferred to the Purchaser on the Establishment Date of Special Plan or the Revolving Purchase Date.

7.1.9	No Changes to the Nature of Business and the Payment Policy and Procedures Seller undertakes, (i) not to alter the nature of its business to such extent as prejudice the performance of the Lease Contract, unless it is so required by the law or the competent authority and the Purchaser has received written notice thereof; (ii) not to change its payment policy, procedure or payment account for the rental under the Lease Contract without the written consent of the Purchaser, unless it is so required by the law or the competent authority and the Purchaser has received a written notice thereof.

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7.1.10	To further execute such documents and take such measures as necessary to ensure that the Purchaser is entitled to ownership of the Basic Assets under the Special Plan and to ensure the validity of the Service Agreement pursuant to reasonable advice of the Purchaser.

7.1.11	The seller shall protect the rights or interests under the Basic Asset and the relevant records in order to hold such rights or interests harmless from any third parties, whether or not they are already in existence on the Establishment Date of Special Plan or the Revolving Purchase Date or created thereafter.

7.1.12	Except for the transfer of the Basic Assets to the Purchaser under this Agreement, the Seller shall not sell, pledge, mortgage, transfer or assign the Basic Assets to any other entity, nor shall it take other actions harming the Purchaser's title to the Basic Asset and the documents relating thereto, nor to create or allow to sustain any security over the Basic Assets and the relevant documents, nor to claim the title to the Basic Assets and relevant documents.

7.1.13	The Seller shall not exercise its rights under the Lease Contract and the Security Contract in such manner as to have material adverse effect on the recyclability of the Basic Asset (subject to any such exercise pursuant to the authorization given by the Purchaser under the Special Plan documents).

7.1.14	Except for otherwise provided for under the Special Plan Document, the Seller shall not modify, amend or vary the Lease and the Security Contract, nor shall it exempt he Lessee or the Guarantor from any obligations or liabilities under the Lease Contract or the Security Contract to the extent that the same has material adverse effects on the Basic Asset.

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7.1.15	The Seller shall not take any of the corporate actions, other steps or legal proceedings for the purpose of the dissolution of itself or appointing any administrator, receiver, liquidator or other similar officer for itself or its aggregated proceeds and property.

7.1.16	The Seller shall not engage in any act that would cause the Lessee to be entitled to setting off for the Basic Assets under this Agreement.

7.1.17	Tax Compensation During the performance of this Agreement, if the relevant provisions of the Chinese law are changed so that the Purchaser is required to pay the taxes and fees in respect of its claim for the rental, the Seller or the successor of its rights and obligations shall compensate the Purchaser for such taxes and fees paid by the Purchaser in connection therewith.

7.1.18	Mergers and Acquisitions Without the prior written consent of Purchaser, Seller shall not enter into any merger or acquisition where it is mergered or acquired and therefor loses its capacity as independent legal entity, unless (i) the entity surviving such merger or acquisition is a company duly incorporated and existing under Chinese law and has legitimate power and ability to continue to perform all the duties and obligations of the Seller under the Special Plan documents; and (ii) the surviving entity has been signed and delivered to the Purchaser the following documents satisfying the Purchaser's requirements both in form and substance: (a) a Letter of Confirmation which expressly acknowledges that it assumes the full responsibilities and obligations of the Seller under the Special Plan documents and (b) A legal opinion issued by an independent legal adviser evidencing the compliance of the surviving entity with the foregoing requirements under subsection (i) and the assumption by such entity of all the obligations of the seller under this Agreement.

7.2	Purchaser's Undertakings

The Purchaser agrees and undertakes that during the term of this Agreement:

7.2.1	The Purchaser undertakes to pay to the Seller the full purchase price of the Basic Asset in a lump sum in accordance with this Agreement at the Establishment Date of Special Plan and the Revolving Purchase Date.

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7.2.2	If the Seller's transaction under this Agreement needs to be approved by the Chinese authority in accordance with the Chinese law, the Purchaser will assist the Seller in preparing the application materials to be submitted to the relevant Chinese authority and cooperate with the Seller to obtain the necessary government approval and shall provide all the information necessary for the above purposes.

Article 8     Transaction Expenses

8.1	Assets Transfer Costs

Except otherwise agreed by the parties, any taxes and expenses relating to the transfer and sale of the Basic Assets under this Agreement shall be borne by the Special Plan Assets.

8.2	Other Related Costs

Unless otherwise expressly agreed in this Agreement, and notwithstanding the consummation of the transactions contemplated hereunder the parties shall bear their respective costs and expenses incurred in connection with the negotiation, execution of this Agreement and the performance of the obligations hereunder, including but not limited to, any agency fees.

Article 9     Liabilities for Breach

9.1	General Principles

Any party who contravenes this Agreement shall be deemed to have defaulted and the Defaulting Party shall indemnify the other party for any loss suffered as a result of its breach of contract.

9.2	Seller's Liability for Breach

Subject to the foregoing general principle regarding damages as a result of breach, the Seller shall indemnify the Purchaser for any loss suffered as a result of the following, including but not limited to, the loss of the Basic Asset and the direct loss caused therefrom by the Purchaser to a third party:

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9.2.1	the transfer of the Basic Asset not in accordance with Article 5.2 of this Agreement and failure to redeem the Basic Asset in accordance with the provisions of Article 3.1 of this Agreement;

9.2.2	Any representations and warranties made by the Seller (or any of its authorized officers) in this Agreement or other Special Plan documents and any information or reports provided by Seller pursuant to this Agreement or other Special Plan documents are false, untrue or misleading, or have major omissions;

9.2.3	Non-performance or incomplete performance by the Seller of any undertakings or obligations agreed under this Agreement;

9.2.4	Destruction, loss of , or unavailability of the legal protection of the Basic Assets under this Agreement resulted from the failure of the Seller to perform any of its obligations, exercise, or waive any rights under the Lease Contract;

9.2.5	Disqualification of the Seller to conduct its [financing lease] business.

Within 15 business days after receipt of the written notice issued by the Purchaser claiming for indemnification or compensation in accordance with the preceding paragraph, the Seller shall pay the Purchaser the corresponding damages.

9.3	Purchaser's Liability for Breach

Subject to the foregoing general principle regarding liquidated damages, the Purchaser shall indemnify the Seller for any direct loss suffered as a result of:

9.3.1	The Purchaser's failure to pay the purchase price of the Basic Asset in accordance with the terms and conditions of this Agreement;

9.3.2	Falsehood or untruthfulness of any representations and warranties made by the Purchaser (or any of its authorized officers) in this Agreement or other Special Plan documents and any information or reports provided by Purchaser pursuant to this Agreement or other Special Plan documents, in each case as at the time when the same is made or provided;

9.3.3	Non-performance or incomplete performance by the Purchaser of the undertakings or obligations agreed under this Agreement.

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Within 15 business days after receipt of the written notice issued by the Purchaser claiming for indemnification or compensation in accordance with the preceding paragraph, the Purchaser shall pay the Purchaser the corresponding damages.

Article 10     Force Majeure

10.1	Force Majeure Event

"Force majeure" means an event which is beyond the reasonable control of, unforeseeable or unavoidable to (even if foreseen by) the parties to this Agreement, which impedes, affects or delays the performance by any of the parties of any or all of its obligations under this Agreement. Such events include but are not limited to earthquakes, typhoons, floods, fires, plagues, wars, coups, acts of terrorism, riots, strikes and the promulgation of new laws or national policies or amendments to the original laws or national policies.

10.2	Notice of Force Majeure

In the event of a force majeure event, the party suffering from the event shall use best effort to minimize any consequential losses, notify the other party as practicable as possible, and provide certificate describing details of the event as well as the reasons for its inability to perform, partially perform or its delay in the performance of this Agreement. The parties hereto shall, based on consensus, decide whether to postpone the performance of or terminate this Agreement and conclude a written contract.

10.3	Not Deemed as Default

In the case of a Force Majeure Event, a party that is unable to perform or delays the performance of its obligations under this Agreement shall not be held liable therefor, unless such inability or delay in performance occurs prior to the Force Majeure Event. After the removal of the force majeure event, the party prevented from performance by such force majeure shall notify the other party of the same as soon as possible, and the other party shall give its confirmation of the notice upon the receipt.

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Article 11     Confidentiality

The parties to this Agreement agree that the information provided by either of the parties or their representatives to the other party in respect of all the important aspects of the transaction hereunder and / or the information contained herein (including information on the pricing, but not including information documented to have been received, disclosed or made publicly known by a duly authorized third party) and agrees not to disclose such information to any other party without the written consent of the other party (not including the employees, officers and directors of the Disclosing Party who need to know such information in respect of the transactions contemplated hereunder), except any such disclosure may be made (i) to the investors for the purpose of carrying out the transactions contemplated hereunder (not including the name of the Lessee, which shall not be disclosed pursuant to the term of the confidentiality under the Lease); (ii) to lawyers, accountants, advisers, consultants, custodian banks, rating agencies, Special Plan promotion agencies and asset service institutions that need to be informed of the above information in connection with the execution of the transaction contemplated hereunder and are subject to confidentiality agreements; (iii) to the relevant government departments or regulatory authorities of China, as required by applicable Chinese law; and (iv) if it is required by the applicable laws; Provided that, prior to such disclosure, the Disclosing Party shall notify the other party of its intention to disclose and the contents to be disclosed. Neither party may disclose or make a public announcement in respect of the transaction contemplated hereunder to the news media without any prior written consent of the other party.

Article 12     Governing Law and Dispute Resolution

12.1	Governing Law

The PRC law shall apply to matters such as the conclusion, entry into force, performance, interpretation, modification and termination of this Agreement.

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12.2	Dispute Resolution

12.2.1	Any dispute arising out of or relating to this Agreement shall be settled by mutual agreement. If the parties fail to reach an agreement within 30 calendar days as from the occurrence of such dispute, either party may bring a lawsuit in the people's court with jurisdiction sitting in the domicile of the Plan Manager.

12.2.2	Saving any matters at issue, the parties shall, in accordance with the terms of this Agreement, continue to fulfill their obligations in good faith.

Article 13     Miscellaneous

13.1	Notification

13.1.1	Unless otherwise provided herein with respect to any order or notice given by telephone, all notices, requests, directives and other communications required or permitted to be made under this Agreement shall be made in writing and shall be signed by or on behalf of the party giving such notice.

13.1.2	The effective date of notice is to be determined pursuant to the following, whichever is notified in a number of ways, whichever arrives first:

(1)	by hand: the date as set out in the receipt issued by the addressee to the notifying party;

(2)	by registered mail: 5 business days after the date set out in the return receipt of the domestic registered mail as held by the notifying party;

(3)	by express mail: 3 business days after the date set out in the proof of posting as held by the notifying party;

(4)	by facsimile: the first business day after receipt of confirmation of successful transmission.

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13.1.3	The addresses and / or fax numbers of the parties for the purposes of the notification referred to in paragraph 13.1.1 are as follows:

Shanghai Renren Finance Leasing Co., Ltd.

Address: 4/F North building, SDIC Creative Industry Park, Jiuxianqiao Road Central, Chaoyang District, Beijing

Seller / Originator:	Zip code: 100015

Tel: 010-84481818

Fax: Kong Haibiao, Zhang Qing

Contact: 010-64362600

Purchaser/Plan Manager:	Xinyuan Assets Management Co., Ltd Address: 31/F, Aurora International Building, 99 Fucheng Road, Pudong New Area, Shanghai Zip code: 200120 Tel: 021-20892128 Fax: 010-20892116 Contact: Jian Zhichao

Rating Agency:	Joint Credit Rating Limited Address: 12/F PICC Building, No.2 Jianwai Street, Chaoyang District, Beijing (to be confirmed) ZIP Code: 100022 Tel: 010-85172818 Fax: 010-85171273 Contact: Shao Tian

13.1.4	Any change to the address or contact information in respect of either party shall be notified in writing to the other parties within 15 days from the date of the change. If the party whose communication address or contact information changes ("Party of Change") fails to notify the other parties of the change in time, unless the law otherwise provides, the Party of Change shall be liable for the impact and loss resulting therefrom.

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13.2	Severability

The parts of this Agreement shall be severable. If any of the terms, undertakings, conditions or agreements of this Agreement become illegal, invalid or unenforceable for whatever reason, such illegality, invalidity or unenforceability shall not affect the other parts, and all the other parts of this Agreement shall remain valid and enforceable and shall have full effect as if any unlawful, invalid or unenforceable provisions had never been contained herein.

13.3	Limited Recourse and Prohibition of Litigation

The parties to this Agreement acknowledge that, except in the event of any lawsuit or arbitration filed against the Plan Manager for its own negligence, fraud, willful misconduct or breach of obligations under the Special Plan documents, the right of recourse to the Special Plan or the Plan Manager shall be limited to the assets and their earnings under the Special Plan. The parties to this agreement further agree, and the Plan Manager on behalf of the holders of the asset backed securities further agrees and undertakes, within the duration of the Special Plan (from the Establishment Date of Special Plan to the termination date of the Special Plan) and 2 years after the termination of the Special Plan, no party will file any lawsuit or arbitration for the purpose of terminating this Agreement; for the avoidance of doubt, this Article does not intend to limit the right of either party to institute any legal proceeding or arbitration against any other party in respect of the loss suffered by such party for fraud, breach of contract, willful misconduct or negligence by such other party.

13.4	Amendment

Any amendment to this Agreement shall enter into force only if it is made in writing and signed by each of the parties. Amendments shall include any modifications, additions, deletions, or replacements. Any amendment to this Agreement constitutes an integral part of this Agreement.

13.5	Waiver

The rights of the parties under this Agreement shall not be waived or altered unless expressly abstained or varied in writing. No failure or delay of any party to exercise any right hereunder shall be deemed to be a waiver and variation of that right or any other right. Any defect with any right when it is exercised or any partial exercise of any right does not preclude subsequent or further exercise of that right and any other right. The conduct, enforcement or negotiation of either party in respect of any right shall not in any way prevent the party from exercising any such right nor shall it constitutes any interruption or alteration of such rights.

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13.6	Headings

The headings in this Agreement and the schedules are for convenience only and do not affect the meaning and interpretation of any provisions of this Agreement.

13.7	Entire Agreement

This Agreement shall supersede any and all (written or oral) previous discussions and agreements regarding the trading of the Basic Asset between the Seller and the Purchaser and this Agreement contains the sole, final and complete expression and understanding between the Seller and the Purchaser in respect of the Transactions contemplated under this Agreement. No change or amendment to this Agreement shall be made unless a written document in respect thereof is signed by the Seller and the Purchaser.

13.8	Counterparts

This Agreement is made in sextuplicate and all of them is original with the Seller holding [two] copies, the Purchaser holding [two] copies, the rest is for handling relevant procedures, and each shall be equally effective and enforceable.

13.9	Effectiveness and Termination

This Agreement shall enter into force as from the date of signature / seal of the legal representative or authorized representative of the parties with their respective corporate seal being attached hereto, and shall be terminated on the date when the distribution of the assets under the Special Plan has been completed (or the date on which the Purchaser declares the establishment of the Special Plan pursuant to the Special Plan Documents). The terms regarding breach, dispute resolution and the confidentiality in this Agreement shall survive any termination hereof.

(No text below)

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Asset Sale and Purchase Agreement for Shanghai Renren Finance Leasing Asset-Backed Special Plan

Seller: Shanghai Renren Finance Leasing Co., Ltd. (Seal)

/s/ Chen Ji

Legal representative or authorized representative (signature / seal)

/seal/ Shanghai Renren Finance Leasing Co., Ltd.

Purchaser: Xinyuan Asset Management Co., Ltd.

/s/ Xingnong Shu

Legal representative or authorized representative (signature / seal)

/seal/ Xinyuan Asset Management Co., Ltd.

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